SUBADVISORY AGREEMENT

This Subadvisory Agreement ("Agreement") is made as of April 23, 2010 (the "Effective Date"), between Long Short Advisors, LLC, a Pennsylvania corporation ("Manager"), and Independence Capital Asset Partners, LLC, a Delaware limited liability company ("Subadviser").

WHEREAS, Manager has by separate contract agreed to serve as the investment adviser to the LS Opportunity Fund (the "Fund"), a series portfolio of the Valued Advisers Trust (the "Trust"), a Delaware statutory trust registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end diversified management investment company;

WHEREAS, Manager's contract with the Trust allows it to delegate certain investment advisory services to other parties; and

WHEREAS, Manager desires to retain Subadviser to perform certain investment subadvisory services for the Fund, and Subadviser is willing to perform such services;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

1. <u>SERVICES TO BE RENDERED BY SUBADVISER TO THE FUND.</u>

   (a) INVESTMENT PROGRAM. Subject to the control and supervision of the Board of Trustees of the Fund (the "Board") and Manager, Subadviser shall, at its expense, continuously furnish to the Fund an investment program for such portion, if any, of Fund assets that are allocated to it by Manager from time to time. With respect to such assets, Subadviser will make investment decisions and will place all brokerage orders for the purchase and sale of portfolio securities.

   In the performance of its duties, Subadviser will act in the best interests of the Fund and will comply with:

   (i) applicable laws and regulations, including, but not limited to, the 1940 Act;

   (ii) the terms of this Agreement;

   (iii) the stated investment objective, policies and restrictions of the Fund, as stated in the then-current registration statement of the Fund; and

   (iv) such other guidelines as the Board or Manager may establish.

   Manager shall be responsible for providing Subadviser with the Trust's Declaration of Trust, as filed with the Secretary of State of Delaware on June 13, 2008, and all amendments thereto or restatements thereof, the Trust's Bylaws and amendments thereto, resolutions of the Trust's Board authorizing the appointment of Subadviser and approving this Agreement and current copies of the materials specified in Subsections (a)(iii) and (iv) of this Section 1. At such times as may

be reasonably requested by the Board or Manager, Subadviser will provide them with economic and investment analysis and reports, and make available to the Board any economical, statistical, or investment services.

(b) AVAILABILITY OF SUBADVISER. Subadviser, at its expense, will provide or make available to Manager and/or the Board information and access to its portfolio managers and other appropriate personnel for periodic commentaries regarding the performance of the Fund as may be reasonably requested from time to time by Manager, the Board, Chief Compliance Officer of the Trust ("Trust CCO") or as otherwise may be specified by Manager in any due diligence and oversight procedures that the Manager and/or Trust CCO may establish and amend from time to time (the "Procedures").

(c) SUBADVISER EXPENSES. Subadviser, at its expense, will pay for all expenses that are required for it to execute its duties under this Agreement.

(d) COMPLIANCE REPORTS. Subadviser, at its expense, will provide Manager and/or Trust CCO with periodic compliance reports relating to its duties under this Agreement and on an as needed basis, but shall furnish such compliance reports at least on a quarterly basis. Such compliance reports shall, at a minimum, contain information required by the Procedures, and they shall be delivered as frequently as the Procedures may call for or as frequently as may be reasonably requested by the Board and/or the Trust CCO.

(e) VALUATION. Subadviser is not responsible for valuing or pricing the securities and other assets invested in, held by or sold by the Fund. Notwithstanding the foregoing, Subadviser will assist with valuation of the Fund's portfolio securities as may be reasonably requested. Upon reasonable request, Subadviser will assist Manager and the appropriate officers of the Trust in obtaining information about securities that may be purchased for the Fund by Subadviser with respect to which reliable prices are not available through customary pricing services and otherwise assist the Trust in pricing such assets appropriately. Subadviser agrees to make commercially reasonable efforts to bring to the attention of Manager events that Subadviser determines to be "significant events" that may come to the attention of Subadviser and that Subadviser believes are reasonably likely to affect the price of such securities. Manager acknowledges and agrees that (i) any such information provided by Subadviser may be proprietary to Subadviser or otherwise consist of nonpublic information, (ii) nothing in this Agreement shall require Subadviser to provide any information in contravention of applicable legal or contractual requirements, and (iii) any such information will be used only for the purpose of pricing portfolio securities and will be maintained as confidential; provided, however, that none of the conditions in this sentence shall preclude the Trust CCO (x) from having access to such information, (y) from making appropriate public disclosures or (z) from maintaining such information as part of the Trust's books and records as required by federal securities laws.

(f) EXECUTING PORTFOLIO TRANSACTIONS. Subadviser will place all orders pursuant to its investment determinations for the Fund either directly with the issuer or through broker-dealers selected by Manager. Additional broker-dealers may be suggested by Subadviser, and Manager's approval of such broker-dealers may not be unreasonably withheld. Subadviser shall use its best efforts to obtain for the Fund the most favorable price and execution available, except to the extent it may be permitted to pay higher brokerage commissions for brokerage and research services as described below. In using its best efforts to obtain the most favorable price and execution available, Subadviser, bearing in mind the Fund's best interests at all times, shall consider all factors it deems relevant, including by way of illustration, price, the size of the transaction, the nature of the market for the security, the amount of the commission and dealer's spread or mark-up, the timing of the transaction taking into account market prices and trends, the reputation, experience and financial stability of the broker-dealer involved, the general execution and operational facilities of the broker- dealer and the quality of service rendered by the broker-dealer in other transactions. Subject to such policies as the Board may determine, Subadviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused the Fund to pay a broker-dealer that provides brokerage and research services to Subadviser an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker-dealer offering equally good execution capability in the portfolio investment would have charged for effecting that transaction if Subadviser determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker-dealer, viewed in terms of either that particular transaction or Subadviser's overall responsibilities with respect to the Fund and to other clients of Subadviser as to which Subadviser exercises investment discretion. Any entity or person associated with Manager or Subadviser that is a member of a national securities exchange is authorized to effect any transaction on such exchange for the account of the Fund that is permitted by Section 11(a) of the Securities Exchange Act of 1934, as amended, and Subadviser and/or Manager may retain compensation for such transactions.

(g) EXPENSES. Subadviser shall not be obligated to pay any expenses of or for the Fund not expressly assumed by Subadviser pursuant to this Agreement.

2. CODE OF ETHICS. Subadviser has adopted a written code of ethics ("Subadviser's Code of Ethics") that it reasonably believes complies with the requirements of Rule 17j-1 under the 1940 Act, which it has provided to the Trust. Subadviser shall seek to ensure ensure that its Access Persons (as defined in the Subadviser's Code of Ethics) comply in all material respects with the Subadviser's Code of Ethics, as in effect from time to time. Upon request, Subadviser shall provide the Trust with a (i) copy of Subadviser's Code of Ethics, as in effect from time to time, and any proposed amendments thereto that the Trust CCO determines should be presented to the Board, and (ii) certification that it has adopted procedures reasonably necessary to prevent Access Persons from engaging in any conduct prohibited by Subadviser's Code of Ethics. Annually, Subadviser shall

furnish a written report to the Board, which complies with the requirements of Rule 17j-1, concerning Subadviser's Code of Ethics. Subadviser shall respond to requests for information from the Trust as to violations of Subadviser's Code of Ethics by Access Persons and the sanctions imposed by Subadviser. Subadviser shall notify the Trust as soon as practicable after it becomes aware of any material violation of Subadviser's Code of Ethics, whether or not such violation relates to a security held by any Fund.

3. BOOKS AND RECORDS. Pursuant to Rule 31a-3 under the 1940 Act, Subadviser agrees that: (a) all records it maintains for the Fund are the property of the Fund; (b) it will surrender promptly to the Fund or Manager any such records (or copies of such records) upon the Fund's or Manager's request; (c) it will maintain for the Fund the records that the Fund is required to maintain pursuant to Rule 31a-1 insofar as such records relate to Subadviser's services pursuant to this Agreement; and (d) it will preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records it maintains for the Fund. Notwithstanding subsection (b) above, Subadviser may maintain copies of such records to comply with its recordkeeping obligations. Manager agrees that Subadviser may, from time to time during the term of this Agreement and for a period of six months thereafter request supporting data or documentation pursuant to Rule 204-2(a)(16) of the Investment Advisers Act of 1940 (the "Advisers Act") that pertain to Subadviser's portfolio, and the Fund shall provide such data and documentation in a commercially reasonable time, not to exceed ten (10) business days.

4. OTHER RELATIONSHIPS. It is understood that Subadviser and persons controlled by or under common control with Subadviser have, and will continue to have, advisory, management service and other agreements with other organizations and persons, as well as, other interests and businesses.

Nothing in this Agreement is intended to preclude such other business relationships, except that Subadviser shall not maintain, support or commence any other relationship either with a third party (or internally to Subadviser) that concerns an open-ended U.S. registered investment company with a substantially similar investment objective which has all of the following: the investment strategy as outlined in the registration statement of the Fund, offered in distribution channels other than as investments for variable life and variable annuity contracts, daily valuation, no accreditation requirements, and daily liquidity. This clause shall survive the termination of this Agreement and remain in place for a period of six months from the termination date.

5. REPRESENTATIONS AND WARRANTIES. Subadviser represents and warrants to Manager and the Trust as follows:

(a) PROPERLY REGISTERED. Subadviser is registered with the Securities and Exchange Commission ("SEC") as an investment adviser under the Advisers Act, and will remain so registered for the duration of this Agreement. Subadviser is not prohibited by the Advisers Act or the 1940 Act from performing the services contemplated by this Agreement, and to the best knowledge of Subadviser, there is no proceeding or investigation that is reasonably likely to result in Subadviser

being prohibited from performing the services contemplated by this Agreement. Subadviser agrees to promptly notify the Trust of the occurrence of any event that would disqualify Subadviser from serving as an investment adviser to an investment company. Subadviser is in compliance in all material respects with all applicable federal and state law in connection with its investment management operations.

(b) ADV DISCLOSURE. Subadviser has provided the Board with a copy of its Form ADV and will, promptly after amending its Form ADV, furnish a copy of such amendments to the Trust. The information contained in Subadviser's Form ADV is accurate and complete in all material respects and does not omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

(c) FUND DISCLOSURE DOCUMENTS. Subadviser has reviewed and will in the future review the registration statement and any amendments or supplements thereto, the annual or semi-annual reports to shareholders, other reports filed with the Commission and any marketing material of a Fund (collectively the "Disclosure Documents") and represents and warrants that with respect to disclosure about Subadviser, the manner in which Subadviser manages the Fund or information relating directly or indirectly to Subadviser, such information provided by Sub Advisor in connection with the preparation of such Disclosure Documents contain or will contain, as of the date thereof, no untrue statement of any material fact and does not and will not omit any statement of material fact which was required to be stated therein or necessary to make the statements contained therein not misleading.

(d) INSURANCE. Subadviser maintains errors and omissions insurance coverage in an appropriate amount and shall provide prior written notice to the Trust (i) of any material changes in its insurance policies or insurance coverage, or (ii) if any material claims will be made on its insurance policies. Furthermore, Subadviser shall, upon reasonable request, provide the Trust with any information it may reasonably require concerning the amount of or scope of such insurance.

(e) NO DETRIMENTAL AGREEMENT. Other than allocation and aggregation policies and procedures that are reasonably designed to seek to treat all of the Sub Advisor's clients equitably, Subadviser has no arrangement or understanding with any party, other than Manager and the Trust, that would influence the decision of Subadviser with respect to its selection of securities for a Fund and its management of the assets of the Fund, and that all selections shall be done in accordance with what is in the best interest of the Fund.

(f) CONFLICTS. Subadviser shall act honestly, in good faith and in the best interests of its clients and the Fund. Subadviser maintains a Code of Ethics which defines the standards by which Subadviser conducts its operations consistent with its fiduciary duties and other obligations under applicable law.

(g) REPRESENTATIONS. The representations and warranties in this Section 5 shall be deemed to be made on the date this Agreement is executed and at the time of delivery of the quarterly compliance report required by Section 1(d), whether or not specifically referenced in such report.

6. SEED DEPOSIT. As part of Subadviser's commitment to the Fund and its continued success, Subadviser shall become an investor in the Fund.

7. COMPENSATION. Manager will pay Subadviser for Subadviser's services rendered pursuant to this Agreement subadvisory compensation as set forth in Schedule A ("Compensation"), which schedule can be modified from time to time, subject to any necessary approvals required by the 1940 Act. Such Compensation shall be paid by Manager (and not by the Fund). Such Compensation shall be payable for each quarter within 20 business days after the end of such quarter. If Subadviser shall serve for less than the whole of a quarter, the Compensation as specified shall be prorated as of termination date. The calculation of such Compensation shall be determined at a valuation as of the last trading day for the quarter end and shall be paid in arrears, within 20 business days after the last trading day.

Subadviser understands that such Compensation shall be distributed from the advisory fee that the Manager receives from the Fund. The advisory fee calculation is explained in Schedule A.

8. CONFIDENTIALITY. Due to the nature of this Agreement and the relationships that each party has with other parties, the terms of this Agreement, in entirety, shall be kept in confidence by Manager and Subadviser. Except as required by law, including but not limited to, the 1940 Act, the only permitted disclosure of the terms of this Agreement shall be by Manager to its auditors, legal and compliance counsel, the Board, administrative firm, and accounting firm, and by Subadviser to its auditors, accounting firm and legal and compliance counsel. Either party may disclose the terms of this Agreement if under subpoena, but has to provide the other party with written notice first, to the extent permissible by law. Either party may also disclose the terms of this Agreement during an SEC examination. For all other disclosures of the terms of this Agreement, the disclosing party shall receive written approval from the other party prior to disclosure.

Due to the sensitivity of the Agreement any violation of this section by the Manager shall be deemed to be a material breach.

Notwithstanding the foregoing, the Board and/or the Trust shall not be precluded from disclosing anything in this Agreement as the Board and/or the Trust deems necessary and/or appropriate.

9. AMENDMENT OF AGREEMENT. This Agreement shall not be materially amended unless such amendment is approved by the vote, cast in person at a meeting called for the purpose of voting on such approval, of a majority of the members of the Board of Trustees who are not parties to this Agreement or interested persons of any such party,

the Fund, Manager or Subadviser (the "Independent Trustees") and, to the extent required by the 1940 Act, by the affirmative vote of a majority of the outstanding shares of the Fund.

10. <u>DURATION AND TERMINATION OF THE AGREEMENT</u>. This Agreement shall become effective upon its execution; provided, however, that this Agreement shall not become effective unless it has first been approved (a) by a vote of the Independent Trustees, cast in person at a meeting called for the purpose of voting on such approval, and (b) if required under the 1940 Act, by an affirmative vote of a majority of the outstanding voting shares of the Fund. This Agreement shall remain in full force and effect continuously thereafter, except as follows:

(a) DURATION. This Agreement will terminate automatically, without the payment of any penalty, unless within two years after its initial effectiveness and at least annually thereafter, the continuance of the Agreement is specifically approved by (i) the Board or the shareholders of the Fund by the affirmative vote of a majority of the outstanding shares of the Fund, and (ii) a majority of the Independent Trustees, by vote cast in person at a meeting called for the purpose of voting on such approval. If the continuance of this Agreement is submitted to the shareholders of the Fund for their approval and such shareholders fail to approve such continuance as provided herein, Subadviser may continue to serve hereunder in a manner consistent with the 1940 Act and the rules thereunder.

(b) TERMINATION BY THE BOARD. The Board, or pursuant to a vote of a majority of the outstanding voting shares of the Fund, the Trust, on behalf of the Fund, may at any time terminate this Agreement, without the payment of any penalty, by providing 60 days' written notice delivered or mailed by registered mail, postage prepaid, to Manager and Subadviser. The Board may also terminate this Agreement with Cause (as defined below) effective immediately.

(c) TERMINATION BY PARTIES. Manager may at any time terminate this Agreement, without the payment of any penalty, by providing 60 days' written notice delivered or mailed by registered mail, postage prepaid, to Subadviser. Subadviser may at any time terminate this Agreement effective on or after the third anniversary date of this Agreement commencing on the Effective Date, without the payment of any penalty, by providing 60 days' written notice delivered or mailed by registered mail, postage prepaid, to Manager and the Trust.

(d) ASSIGNMENT. This Agreement shall terminate, without the payment of any penalty, in the event of its assignment as that term is defined under the 1940 Act.

(e) Any notice of termination served on Subadviser by Manager shall be without prejudice to the obligation of Subadviser to complete transactions already initiated or acted upon with respect to the Fund. Upon termination without proper notice as defined in this Agreement by Manager, Subadviser will be paid all reasonable expenses Subadviser necessarily incurs in terminating the Agreement. Upon

termination of this Agreement, the duties of Manager delegated to Subadviser under this Agreement automatically shall revert to Manager.

11. MATERIAL BREACH. Due to the nature of this Agreement and of the services that are to be offered under it, violations of Sections 1(d) (Compliance Reports), 4 (Other Relationships), 8 (Confidentiality) or 12 (Notification to Manager) would be deemed a violation of a severe nature (each a "Material Breach"). Upon a Material Breach, the injured party shall be able to:

(a) Terminate this Agreement without penalty and without any future or further payments;

(b) Cease to perform all actions and responsibilities to the other party;

(c) Seek arbitration as well as court remedies both "in law" as well as "in equity;" provided that no punitive or penalty damages may be awarded; and

(d) Recover reasonable attorney's fees.

12. NOTIFICATION TO MANAGER. Subadviser promptly, within 2 business days, shall notify Manager in writing of the occurrence of any of the following events:

(a) Subadviser shall fail to be registered as an investment adviser under the Advisers Act with the SEC;

(b) Subadviser shall fail to comply or maintain any state or federal registration requirements for all governing entities, as well as SROs, that Subadviser (whether through its own business or through activities that relate to the Fund) is subject to;

(c) Subadviser or any personnel shall have been served or otherwise have reason to believe that service is imminent of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, in each case, involving the affairs of the Fund;

(d) Subadviser or any personnel are required to answer affirmatively any of the disciplinary questions found in Form ADV or on the Form U-4;

(e) The departure of, or transfer of controlling interest in Subadviser by, any management personnel;

(f) Any other occurrence that reasonably could have a material adverse impact on the ability of Subadviser to provide the services provided for under this Agreement; or

(g) Subadviser changes the its auditor, accountant, bookkeeper, counsel, or any other third party service provider that participates in a material role in the financials or reporting of financials of the firm;

(h) Subadviser's hires or terminates any personnel that perform a material role in the investment decision making process of Subadviser;

(i) Subadviser's hires or terminates any personnel that perform a material role in the financials or reporting of financial information of Subadviser;

(j) If there is a material change in any of the roles or responsibilities of any personnel that perform a material role in the investment decision making process of Subadviser; or

(k) If there is a material change in any of the roles or responsibilities of any personnel that perform a material role in the financials or reporting of financials of Subadviser.

13. USE OF NAME. Manager is specifically authorized to use the name, track record, and reputation of Subadviser in relation to promoting the Fund until the termination of this Agreement. However, this shall not grant Manager or Subadviser any ownership in each other's firm. Also, this authorization specifically excludes discussion with potential investors as to the terms of this Agreement; except as required by applicable law.

14. BOARD COMMUNICATION. Subadviser shall be permitted reasonable access and communication with the Board, provided that Subadviser shall make commercially reasonable efforts to provide Manager with prompt notice of such communication unless otherwise (i) required by the Fund's policies and procedures, as determined in good faith by Subadviser, or (ii) requested in writing by the Board. All other communications shall be directed through Manager. Subadviser shall make itself (as well as its management) available to the Board as reasonably requested and as otherwise specified in this Agreement.

15. LIABILITY OF SUBADVISER. In the absence of its bad faith, negligence or reckless disregard of its obligations and duties hereunder, Subadviser shall not be subject to any liability to Manager, the Fund or their directors, Board of Trustees, officers or shareholders, for any act or omission in the course of, or connected with, rendering services hereunder. However, Subadviser shall indemnify and hold harmless such parties from any and all claims, losses, expenses, obligations and liabilities (including reasonable attorney's fees) which arise or result from Subadviser's bad faith, negligence, willful misconduct or reckless disregard of its duties hereunder.

16. LIABILITY OF TRUSTEES AND SHAREHOLDERS. Any obligations of the Fund under this Agreement are not binding upon the Board or the shareholders individually but are binding only upon the assets and property of the Trust with respect to the Fund.

17. LIMITATION OF LIABILITY. Subadviser is expressly put on notice of the limitation of liability as set forth in the Declaration of Trust or other Trust organizational documents and agrees that the obligations assumed by the Fund shall be limited in all cases to the Fund and the Fund's assets, and Subadviser shall not seek satisfaction of any such obligation from shareholders. In addition, Subadviser shall not seek satisfaction of any such obligations from the Trustees of the Trust or any individual Trustee. Subadviser

understands that the rights and obligations of any Fund under the Declaration of Trust or other organizational document are separate and distinct from those of any of and all other funds within the Trust.

18. INDEMNIFICATION. Manager and Subadviser agree to indemnify, defend and hold harmless the other party and its affiliates, and their respective officers, directors, partners, managers, employees and authorized agents from and against any and all claims, damages, liabilities, losses, costs and expenses, including reasonable attorneys' fees and costs, that such party and its affiliates and their respective officers, directors, partners, employees and authorized agents may suffer, which arise, result from, or relate to, this Agreement other than those caused by the bad faith, negligence or willful misconduct of such party or the reckless disregard of such party's duties hereunder. The parties hereto acknowledge and agree that the Subadviser's obligation to "defend" pursuant to the foregoing sentence shall be limited to circumstances where the Subadviser is a named or identified as a party in any claim, action, arbitration or other dispute that may invoke the terms of this Section 18. The indemnification provided for hereunder shall be in addition to any rights that the parties may have at law or otherwise and shall survive the termination of this Agreement.

19. ENFORCEABILITY. If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid. This Agreement shall be severable as to each Fund.

20. GOVERNING LAW. This Agreement shall be construed in accordance with the laws of (i) the State of Delaware with respect to matters in which the Trust is a named party or (ii) the Commonwealth of Pennsylvania with respect to matters in which the Trust is not a named party, and in either case without giving effect to the conflicts of laws principles thereof, and in accordance with the 1940 Act. To the extent that the applicable laws of the State of Delaware or Commonwealth of Pennsylvania conflict with the applicable provisions of the 1940 Act, the latter shall control.

21. VENUE/JURISDICTION. In the event of the institution of any such action, suit or proceeding, each of the parties hereto hereby consents to the exclusive jurisdiction and venue of the courts of the (i) State of Indiana with respect to any matter in which the Trust is a named party, or (ii) Commonwealth of Pennsylvania or such other state where Manager's corporate office is located with respect to any matter in which the Trust is not a named party, and each of the parties hereto further consents to the personal jurisdiction of such courts. Any action, suit or proceeding brought by or on behalf of any of the parties hereto relating to such matters shall be commenced, pursued, defended and resolved only in such courts and any appropriate appellate court having jurisdiction to hear an appeal from any judgment entered in such courts. The parties hereto agree that service of process may be made in any manner permitted by the rules of such courts and the laws of the State of Delaware or Commonwealth of Pennsylvania, as applicable. Each party further agrees that the exclusive choice of forum set forth in this paragraph

does not prohibit the enforcement of any judgment obtained in that forum or any other appropriate forum.

22. SEVERABILITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

23. PRIVACY POLICY. Subadviser acknowledges that nonpublic customer information (as defined in Regulation S-P, including any amendments thereto) of customers of the Fund received from Manager is subject to the limitations on redisclosure and reuse set forth in Section 248.11 of such Regulation, and agrees such information (i) shall not be disclosed to any third party for any purpose without the written consent of Trust CCO unless permitted by exceptions set forth in Sections 248.14 or 248.15 of such Regulation and (ii) shall be safeguarded pursuant to procedures adopted under Section 248.30 of such Regulation if so required.

24. ENTIRE AGREEMENT. This Agreement contains the entire understanding and agreement of the parties.

25. DEFINITIONS. For the purposes of this Agreement, the terms "vote of a majority of the outstanding shares," "affiliated person," "control," "interested person" and "assignment" shall have their respective meanings as defined in the 1940 Act and the rules thereunder subject, however, to such exemptions as may be granted by the SEC under said Act; and references to annual approvals by the Board of Trustees shall be construed in a manner consistent with the 1940 Act and the rules thereunder.

26. MISCELLANEOUS. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. Where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is made less restrictive by a rule, or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, or order.

IN WITNESS WHEREOF, Long Short Advisors, LLC, Inc. and Independence Capital Asset Partners, LLC have each caused this instrument to be signed in duplicate on its behalf by its duly authorized representative, all as of the day and year first above written.

Attest:

By: ______________________

Matthew E. West
Long Short Advisors, LLC

By: ______________________

Attest:

By: ______________________

Jim Hillary
Independence Capital Asset Partners, LLC.

By: ______________________

SCHEDULE A

TO THE
LS OPPORTUNITY FUND
SUBADVISORY AGREEMENT
BETWEEN
Long Short Advisors, LLC
AND
INDEPENDENCE CAPITAL ASSET PARTNERS, LLC

As compensation pursuant to Section 7 (Compensation) of the Subadvisory Agreement between Long Short Advsors, LLC. ("Manager") and Independence Capital Asset Partners, LLC ("Subadviser"), Manager shall pay Subadviser Compensation, computed and paid quarterly according to the schedule below based on the amount Manager receives from the Fund as an adviser to the Fund taking into consideration any expense limitation or fee waiver arrangements. Other than reduction in Compensation as set forth in this Schedule A, Subadviser is not responsible for making reimbursement to the Fund pursuant to any expense limitation and/or expense reimbursement agreement (whether contractual or voluntary) that Manager may be so obligated to make pursuant to a separate agreement between the Trust and Manager.

Schedule of Fee Split

Tiered	Estimated bp split Subadviser	Estimated bp split Manager	% split Subadviser	% split Manager
Tier 1 ($0 - =$200,000,000)	0.88%	0.88%	50%	50%
Tier 2 (=$200,000,000 - =$300,000,000)	1.25%	0.50%	71%	29%
Tier 3 (=$300,000,000 - =$400,000,000)	1.00%	0.75%	57%	43%
Tier 4 (=$400,000,000 - =$500,000,000)	1.50%	0.25%	86%	14%
Tier 5 (=$500,000,000 - =$600,000,000)	1.10%	0.65%	63%	37%
Tier 6 (=$600,000,000 - =$700,000,000)	1.10%	0.65%	63%	37%
Tier 7 (=$700,000,000 - =$800,000,000)	1.60%	0.15%	91%	9%
Tier 8 (=$800,000,000 - =$900,000,000)	1.65%	0.10%	94%	6%
Tier 9 (=$900,000,000- =$1,000,000,000)	1.55%	0.20%	89%	11%
Tier 10 (=$1,000,000,000)	1.25%	0.50%	71%	29%